Exhibit (d)(3)

WAIVER TO
AGREEMENT AND PLAN OF MERGER

This Waiver to Agreement and Plan of Merger (this “Waiver”) is dated as of December 19, 2011, by and among Landry’s, Inc., a Delaware corporation (“Parent”), Landry’s MSA Co., Inc., a Delaware corporation (“Acquisition Sub”), and McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth for such terms in the Merger Agreement (as hereinafter defined).

WHEREAS, each of the parties hereto has entered into that certain Agreement and Plan of Merger, dated as of November 7, 2011 (the “Merger Agreement”).

WHEREAS, pursuant to Section 2.1(d) of the Merger Agreement, Acquisition Sub may extend the Offer prior to the Initial Expiration Date if (i) all of the Offer Conditions (or all of the Offer Conditions other than the Minimum Tender Condition) have been satisfied as of 4:01 pm ET on the date hereof, (ii) the Company delivers an officer’s certificate substantially in the form attached hereto as Exhibit A (the “Officer’s Certificate”), (iii) Parent and Acquisition Sub waive certain terms and conditions set forth in the Merger Agreement, as more particularly described herein, and (iv) Parent and Acquisition Sub deposit into an escrow account pursuant to an Acceptable Escrow Agreement the total, aggregate funds necessary to consummate the Offer and the Merger.

WHEREAS, the Company has delivered the Officer’s Certificate to Parent on December 19, 2011.

WHEREAS, Parent and Acquisition Sub have deposited into an escrow account pursuant to an Acceptable Escrow Agreement the total, aggregate funds necessary to consummate the Offer and the Merger.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Waiver.  In reliance upon the Officer’s Certificate and solely in consideration for the right to extend the Offer for one period not to exceed ten (10) Business Days from the Initial Expiration Date, Parent and Acquisition Sub hereby irrevocably waive (A) all of the Offer Conditions (other than (1) the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company and (2) the condition set forth in clause (c)(i) of Annex I to the Merger Agreement), such that the Offer shall hereafter be conditioned only upon the satisfaction of the Minimum Tender Condition and the condition set forth in clause (c)(i) of Annex I to the Merger Agreement, (B) the termination right of Parent set forth in Section 10.1(e) of the Merger Agreement, and (C) the condition to the Merger set forth in Section 9.1(b) of the Merger Agreement.

Section 2.  Effect of Waiver.  The execution, delivery and effectiveness of this Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Parent or Acquisition Sub under the Merger Agreement, or constitute a waiver or modification of, any provision of the Merger Agreement and, except as specifically set forth herein, the Merger Agreement shall remain in full force and effect.

Section 3.  Counterparts.  This Waiver may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

Section 4.  Severability.  Any provision contained in this Waiver that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Waiver in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

Section 5.  Governing Law.  The provisions of Section 11.8 of the Merger Agreement shall govern this Waiver.

Section 6.  Headings.  Titles and headings of sections of this Waiver are for convenience of reference only and shall not affect the construction of any provision of this Waiver.

 [Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Waiver as of the date first above written.

LANDRY’S, INC.

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	E.V.P. & General Counsel

LANDRY’S MSA CO., INC.

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	V.P.

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

By:	/s/ William T. Freeman
	Name:	William T. Freeman
	Title:	Chief Executive Officer

EXHIBIT A

OFFICER’S CERTIFICATE
OF
MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

December 19, 2011

Reference is hereby made to the Agreement and Plan of Merger, dated as of November 7, 2011 (the “Agreement”), by and among McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (the “Company”), Landry’s, Inc., a Delaware corporation (“Parent”), and Landry’s MSA Co., Inc., a Delaware corporation and a wholly owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. This certificate is executed and delivered by the Company’s chief executive officer pursuant to Section 2.1(d) of the Agreement.

The undersigned, William T. Freeman, hereby certifies that he is the chief executive officer of the Company, and in such capacity, and not in an individual capacity, certifies that none of the conditions set forth in clauses (c)(ii), (c)(iii) and (c)(iv) of Annex I of the Agreement has occurred and is continuing as of 4:01 pm ET on the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate in his capacity as chief executive officer of the Company, and without personal liability with respect thereto, as of this 19th day of December, 2011.

McCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

By:	/s/ William T. Freeman
Name:	William T. Freeman
Title:	Chief Executive Officer

[Signature Page to Extension Officer’s Certificate]